EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               MANE-SEAFLA, INC.,

                                 MANE USA, INC.,

                                       AND

                      TECHNOLOGY FLAVORS & FRAGRANCES, INC.


                           Dated as of August 25, 1998
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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE I      SALE AND PURCHASE.............................................1

      SECTION 1.1      Assets to be Sold and Purchased.......................1
      SECTION 1.2      Assumed Liabilities...................................4
      SECTION 1.3      Purchase Price........................................6
      SECTION 1.4      Allocation of the Purchase Price......................7
      SECTION 1.5      Closing...............................................7

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF SELLER......................8

      SECTION 2.1      Authority Relative to this Agreement..................8
      SECTION 2.2      No Conflicts; Consents................................8
      SECTION 2.3      Corporate Existence and Power.........................9
      SECTION 2.4      Charter Documents and Corporate Records...............9
      SECTION 2.5      Financial Information.................................9
      SECTION 2.6      Liabilities...........................................9
      SECTION 2.7      Inventory............................................10
      SECTION 2.8      Absence of Certain Changes...........................10
      SECTION 2.9      The Assets...........................................11
      SECTION 2.10     Contracts............................................11
      SECTION 2.11     Intangible Property..................................12
      SECTION 2.12     Claims and Proceedings...............................12
      SECTION 2.13     Tax Matters..........................................12
      SECTION 2.14     Employee Benefits Plans..............................13
      SECTION 2.15     Employee-Related Matters.............................14
      SECTION 2.16     Insurance............................................14
      SECTION 2.17     Compliance with Laws.................................15
      SECTION 2.18     Permits..............................................15
      SECTION 2.19     Product Liability....................................15
      SECTION 2.20     Environmental Matters................................16
      SECTION 2.21     Finders Fees.........................................17
      SECTION 2.22     Ability to Conduct Business..........................17
      SECTION 2.23     Accounts Receivable..................................17
      SECTION 2.24     Disclosure...........................................17

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF
               BUYER AND PARENT ............................................18

      SECTION 3.1      Authority Relative to This Agreement.................18
      SECTION 3.2      No Conflicts; Consents...............................18
      SECTION 3.3      Corporate Existence and Power........................19


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      SECTION 3.4      Finders Fees.........................................19
      SECTION 3.5      Disclosure...........................................19
      SECTION 3.6      Availability of Funds; Solvency......................19

ARTICLE IV     COVENANTS AND AGREEMENTS.....................................19

      SECTION 4.1      Filings and Authorizations...........................19
      SECTION 4.2      Notices of Certain Events............................20
      SECTION 4.3      Public Announcements.................................20
      SECTION 4.4      Covenant Not-to-Compete..............................20
      SECTION 4.5      Expenses. ...........................................22
      SECTION 4.6      Employee Matters.....................................22
      SECTION 4.7      Transfer Taxes; Allocations..........................23
      SECTION 4.8      Access...............................................24
      SECTION 4.9      Bulk Transfer Laws...................................24
      SECTION 4.10     Names................................................24
      SECTION 4.11     Accounts Receivable..................................24

ARTICLE V      CLOSING......................................................25

      SECTION 5.1      Deliveries to Seller.................................25
      SECTION 5.2      Deliveries to Buyer and Parent.......................26

ARTICLE VI     INDEMNIFICATION..............................................28

      SECTION 6.1      Survival of Representations and Warranties...........28
      SECTION 6.2      Obligation of Seller to Indemnify....................28
      SECTION 6.3      Obligation of Buyer and Parent to Indemnify..........28
      SECTION 6.4      Indemnification Procedures...........................29
      SECTION 6.5      Limits on Indemnification............................30
      SECTION 6.6      Exclusive Remedy.....................................30
      SECTION 6.7      Special Provisions Regarding Tax Exemption Benefits..30

ARTICLE VII    MISCELLANEOUS................................................31

      SECTION 7.1      Notices..............................................31
      SECTION 7.2      Entire Agreement.....................................32
      SECTION 7.3      Waivers and Amendments; NonContractual
                         Remedies; Preservation of Remedies.................32
      SECTION 7.4      Governing Law........................................32
      SECTION 7.5      Binding Effect; No Assignment........................33
      SECTION 7.6      Exhibits.............................................33
      SECTION 7.7      Severability.........................................33
      SECTION 7.8      Counterparts.........................................33


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      SECTION 7.9      Third Parties........................................33
      SECTION 7.10     Further Assurances...................................34
      SECTION 7.11     Title and Risk of Loss...............................34

ARTICLE VIII   DEFINITIONS..................................................34

      SECTION 8.1      Definitions..........................................34
      SECTION 8.2      Interpretation.......................................39

EXHIBITS:

       EXHIBIT 1.3     -    Escrow Agreement
       EXHIBIT 5.1A    -    Opinion of Buyer's Counsel
       EXHIBIT 5.1B    -    Assignment and Assumption Agreement
       EXHIBIT 5.1C    -    Release of Mr. Richard Higgins
       EXHIBIT 5.1D    -    Release of Mr. Jeffrey Higgins
       EXHIBIT 5.1E    -    Termination of Lease
       EXHIBIT 5.1F    -    Supply Agreement
       EXHIBIT 5.2A    -    Opinion of Seller's Counsel
       EXHIBIT 5.2B    -    Lease Documents
       EXHIBIT 5.2C    -    Bill of Sale
       EXHIBIT 5.2D    -    Employment Agreement of Mr. Richard Higgins
       EXHIBIT 5.2E    -    Employment Agreement of Mr. Jeffrey Higgins
       EXHIBIT 5.2F    -    Assignment of Tax Exemption Benefits
       EXHIBIT 5.2G    -    Buyer Leased Real Property Option Agreement
       EXHIBIT 5.2H    -    Termination of Seller's Option Agreement for
                            Leased Real Property
       EXHIBIT 5.2I    -    Transition Agreement


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            ASSET PURCHASE AGREEMENT, dated as of August 25, 1998, by and among
Mane-Seafla, Inc., an Ohio corporation ("Buyer"), Mane USA, Inc., a New Jersey corporation which owns all of the capital stock of Buyer ("Parent"), and Technology Flavors & Fragrances, Inc., a Delaware corporation ("Seller").

            WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the assets and certain liabilities relating to Seller's seasonings business, which includes dry blend seasonings, cheese powder, dairy dry mixes and flavor business developed and manufactured at Seller's Seasonings Division located in Clermont County, Ohio, and distributed to customers of such division from such facility (the "Business") upon and subject to the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                SALE AND PURCHASE

            SECTION 1.1 Assets to be Sold and Purchased.

                  (a) Subject to Section 1.1(b) and the other terms and conditions hereof, Seller shall sell, assign, transfer, convey and deliver to Buyer free and clear of all Liens (other than Permitted Liens) (as defined in Section 2.9), and Buyer shall purchase from Seller, all of Seller's right and title to the properties and assets of Seller which are used in the Business (collectively, the "Assets"), including:

                        (i) all of Seller's rights, title and interest in and to the real property in Milford, Ohio leased by Seller and used in the Business (the "Land"), and all of Seller's rights, title and interest in and to all buildings, improvements and fixtures constructed thereon (the "Improvements," and together with Land, the "Leased Real Property"), as set forth on Schedule 1.1(a)(i) hereof;

                        (ii) all of Seller's rights, title and interest in and to the machinery, equipment, tools, supplies, spare parts, furniture and other tangible personal property owned by Seller and used in the Business (the "Equipment") on the date hereof as set forth on Schedule 1.1(a)(ii) hereof;

                        (iii) all of Seller's rights, title and interest in, to and under all patents, patent applications (including patents issuing on such applications), registered or unregistered trade names, trademarks, copyrights, service marks and applications owned by Seller and used in the Business, as set forth on Schedule 1.1(a)(iii), whether filed or to be filed in connection therewith (including, without limitation, all of Seller's rights to use the name "Seafla, Inc." and any derivation thereof but excluding rights to use the name "Technology
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Flavors & Fragrances, Inc.," or any derivation thereof), and all licenses and sublicenses of Seller used in the Business (including all reissues, renewals, continuations or extensions of the foregoing);

                        (iv) all of Seller's rights in, to and under trade secrets, processes, technology, formulae, specifications and technical know-how of Seller used in the Business, including, but not limited to, engineering and other drawings, data, designs and specifications, product literature and related materials (together with the intellectual property described in Section 1.1(a)(iii), the "Intellectual Property Rights") and all of Seller's books, operating manuals, records, business forms and computer data and programs relating thereto, all as set forth on Schedule 1.1(a)(iv);

                        (v) all of Seller's rights in, to and under the goodwill of the Business;

                        (vi) all of Seller's rights under all Contracts of Seller used in the Business and listed on Schedule 1.1(a)(vi), including, but not limited to, the Lease (collectively, the "Transferred Contracts");

                        (vii) all of Seller's Inventory, wherever located, used in the Business as such exists on the date hereof, as set forth in Schedule 1.1(a)(vii) hereof;

                        (viii) all of Seller's rights under all governmental licenses, certificates, permits and approvals used in the Business as of the date hereof, to the extent such items are transferable (the "Permits"), as set forth on Schedule 1.1(a)(viii) hereof;

                        (ix) all transferable warranties, representations and guarantees in favor of Seller pertaining primarily to the Business;

                        (x) all books and records of Seller relating to the Business, including, without limitation, copies of lists of customers and suppliers; records with respect to costs; Inventory and Equipment; business development and marketing plans; advertising materials, catalogues, correspondence, mailing lists, photographs, sales materials and records; purchasing materials and records; personnel records with respect to employees of the Business; sales order files; plans, specifications, surveys, reports and other materials relating to the Leased Real Property; and all software programs, computer printouts, databases and related items of Seller related to the Business;

                        (xi) other assets, properties, rights and business of every kind and nature owned or held by the Seller which relate to the Business on the date hereof, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically identified above, as more fully set forth in Schedule 1.1(a)(xi) hereof to the extent known, including, but not limited to, factory supplies and packing materials;


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                        (xii) all accounts receivable of Seller on the date
hereof which relate to the Business (the "Accounts Receivable"), a list of which is set forth on Schedule 1.1(a) (xii) hereof;

                        (xiii) the tax exemption benefits granted to Seafla, Inc. pursuant to the Enterprise Zone Agreement among Seller, the Board of Trustees of Miami Township, Clermont County, Ohio and the Board of County Commissioners of Clermont County, Ohio ratified by Clermont County, Ohio on May 20, 1993 to the extent assigned to Seller on December 6, 1995 pursuant to that certain Assignment of Tax Exemption Benefits by and among Seafla, Inc. and Seller (the "Tax Agreement") (the "Tax Exemption Benefits");

                        (xiv) an amount of cash equal to $50,000; and

                        (xv) all of the rights of Seller as beneficiary under that certain prepaid life insurance policy with William Penn Life Insurance Company of New York on the life of Richard R. Higgins, policy no. 0000311467, which policy is owned by Mr. Higgins and expires August 28, 1998.

                  (b) Notwithstanding anything contained herein to the contrary, the Assets shall specifically exclude the following (the "Excluded Assets"):

                        (i) all cash on hand, cash equivalents, investments (including, without limitation, stock, debt instruments, options and other instruments and securities) and bank deposits of Seller as of the date hereof, including those held by Seller on behalf of the Business, except all deposits in respect of unfilled orders existing on the date hereof and an amount, pursuant to Section 1.1(a)(xiv), equal to $50,000;

                        (ii) all Tax refunds and recoveries and similar benefits of Seller concerning the Business which relate to any period arising or relating to the operation of the Business by Seller prior to the date hereof, and all of Seller's income Tax Returns and Tax records concerning the Business for periods prior to the date hereof (except that copies of material Tax Returns and Tax records relating to the Business for the two (2) years prior to the date hereof shall be provided to Buyer at Closing);

                        (iii) all of Seller's rights under any Employee Benefit Plans relating to the Business;

                        (iv) any Inventory or raw materials stored or held in defective containers, as set forth on Schedule 1.1(b)(iv);

                        (v) except as provided in Section 1.1(a)(xv) hereof, all of Seller's rights under any Insurance Policies and any Contracts relating to the Business, other than the Transferred Contracts;


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                        (vi) the machinery, vehicles, furniture, equipment and
personal property used in the Business specifically set forth on Schedule 1.1(b)(vi); and

                        (vii) all assets, properties, rights and interests of Seller which are not used in the Business, as set forth on Schedule 1.1(b)(vii).

            SECTION 1.2 Assumed Liabilities.

                  (a) Except for the Retained Liabilities (as defined in Section 1.2(b) hereof), Buyer shall assume, pay, fulfill, perform or otherwise discharge, as of the date of the Closing (the "Closing Date"), all of the Liabilities and obligations (i) relating to the Business which are reflected on the Latest Balance Sheet (as defined in Section 2.6 hereof), (ii) relating to the Business and arising in the ordinary course of business since June 30, 1998,
(iii) of Seller under that certain promissory note issued by Seller in favor of Richard R. Higgins dated December 6, 1995 in the aggregate principal amount of $1,000,000, of which there remains outstanding $888,019 in principal and $115,435 in accrued interest due and owning thereunder as of the close of business on August 24, 1998 (the "Higgins Note"); (iv) of Seller set forth under the heading "Assumed Obligations" on Schedule 2.14 hereof; (v) of Seller under the Tax Agreement; and (vi) relating to the Business of whatever kind or nature, whether contingent or absolute, arising after the date hereof and relating to Buyer's operation of the Business (all of the foregoing collectively being referred to herein as the "Assumed Liabilities"). Buyer agrees that, except as provided herein, from and after the date hereof, Seller and its Affiliates shall have no liability for the Assumed Liabilities. Notwithstanding the foregoing, the Buyer and Seller agree that the Liabilities and obligations relating to the Business and existing on the Closing Date which are included in the Assumed Liabilities shall not exceed the total dollar amount of Liabilities on the Closing Date used in the calculation of Closing Date Net Assets pursuant to
Section 1.3 hereof. Seller shall remain liable for all amounts of the Assumed Liabilities in excess of such amount which shall constitute Retained Liabilities. Notwithstanding the foregoing, if a Liability arises after the calculation of the Closing Date Net Assets and there is also an unrecorded asset related to such Liability that should have been included as an asset in the calculation of the Closing Date Net Assets, then Buyer agrees to assume such Liability, but only to the extent that such additional asset was not included in the calculation of Closing Date Net Assets.

                  (b) Except for the Assumed Liabilities, Buyer shall not assume or be bound by or otherwise be responsible for any Liabilities or obligations of Seller of any nature whatsoever (the "Retained Liabilities"), including, but not limited to:

                        (i) the ownership or operation of the Excluded Assets and the operations of Seller and Seller's Affiliates other than the Business;

                        (ii) any Environmental Liabilities of Seller relating to the use, ownership or operation of the Assets, the Leased Real Property or the Business on or prior to the date hereof; provided, however, that Buyer shall be responsible for its proportionate share


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of Environmental Liabilities to the extent an Environmental Liability arises on or prior to the date hereof and to which Buyer has contributed;

                        (iii) Liabilities and obligations under Contracts of Seller that are not Transferred Contracts;

                        (iv) Liabilities and obligations of Seller to be performed at or prior to the Closing under the Transferred Contracts (except to the extent included in the calculation of the Closing Date Net Assets);

                        (v) except as otherwise provided in this Agreement or as set forth under the heading "Assumed Obligations" on Schedule 2.14 hereof, Liabilities and obligations of Seller arising on or prior to the date hereof to persons employed by Seller at any time prior to the Closing (or any of such employee's beneficiaries, heirs or assignees) arising out of such employee's employment by Seller, including, but not limited to, retention bonuses to persons employed by Seller, any Liability, claim or expense for employee wages, salaries, bonuses, benefits or welfare payments or obligations, retirement or health payments or obligations, contributions, payroll taxes, penalties or other matters, any severance, bonus or any other Liability, Claim or expenses with respect to Seller's employees;

                        (vi) except as otherwise provided herein, Liabilities and obligations with respect to any federal, state, local or foreign income, profits, franchise, sales or similar Tax or other obligation relating to the ownership of the Assets or the conduct of the Business on or prior to the Closing;

                        (vii) except as otherwise provided in this Agreement, Liabilities and obligations pertaining to the Business arising or related to the operation of the Business prior to or on the date hereof, regardless of when such liabilities are known, payable or become due (except to the extent included in the calculation of Closing Date Net Assets);

                        (viii) except as set forth on Schedule 1.2(b)(viii), Liabilities of Seller to its present or former Affiliates;

                        (ix) any Liability of Seller arising out of or relating to the manufacture or sale by Seller of any product of the Business prior to or on the date hereof (including any Liability of Seller for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise);

                        (x) all Liabilities of Seller incurred in connection with this Agreement and the transactions contemplated herein;

                        (xi) any Liability of Seller to a third party for infringement by Seller of such third parties intellectual property rights; and


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                        (xii) any obligation or Liability arising out of or
connected with the Excluded Assets.

            SECTION 1.3 Purchase Price.

                  (a) The purchase price for the Assets and the Assumed Liabilities shall be Five Million Five Hundred Thousand and No/100 ($5,500,000) in U.S. dollars, less $1,003,454 (which consists of $888,019 in principal amount outstanding pursuant to the Higgins Note, and $115,435 in accrued interest outstanding pursuant to the Higgins Note as of the close of business on August 24, 1998 (the "Purchase Price"). The sum of $4,223,590, representing the amount of the Purchase Price less the amount of the Escrow Fund paid to the Escrow Agent at Closing, shall be paid by Buyer to Seller in immediately available funds and Buyer shall take possession of the Assets and assume the Assumed Liabilities. The Purchase Price shall be subject to adjustment as provided in this Section 1.3.

                  (b) Subsequent to the Closing, but in no event later than forty-five (45) days thereafter, Buyer or its independent accounting firm (the "Independent Accountants") shall determine the Closing Date Net Assets and submit its calculation to Seller for its review. Seller shall be provided reasonable access to the work papers and all other appropriate records used to arrive at such calculation. Seller shall accept or reject the calculation by written notice to Buyer within forty-five (45) days after receipt and failure to reject the calculation within such period shall be deemed conclusive acceptance of the calculation. If Seller disputes the calculation, the parties will attempt to resolve their differences jointly and shall provide reasonable access to each other's appropriate records, including, but not limited to, their respective work papers, but if no resolution is reached within thirty (30) business days thereafter, then the parties agree to submit the disputed items to a nationally recognized accounting firm mutually agreed upon (which firm has not performed services for either Buyer or Seller within the preceding three years), for determination within thirty (30) business days, which determination shall be conclusive for all purposes. The cost of such mutually agreed arbiter's determination shall be borne equally by the parties.

                  (c) Prorations of customary items relating to the Assets (e.g., utilities, personal property taxes) will be made as of the close of business on the business day immediately prior to the date hereof (the "Effective Time"), with Seller liable to the extent such items relate to any time period up to and including the Effective Time and Buyer liable to the extent such items relate to periods subsequent to the Effective Time. Such amounts shall be included in the calculation of the Closing Date Net Assets.

                  (d) In connection with the calculation of Closing Date Net Assets, Seller shall identify and assign to Buyer at Closing, all prepaid expenses and deposits paid by Seller prior to the date hereof for which Buyer will receive the benefit after the Closing ("Prepaid Expenses").


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                  (e) In calculating the amount of accrued expenses in the
calculation of Closing Date Net Assets, all payroll expenses, including, accrued vacation and sick days to be assumed by Buyer shall be accrued in a manner which accurately estimates Buyer's liability therefor and is in accordance with GAAP.

                  (f) If the Closing Date Net Assets are less than $1,050,000, inclusive of the $50,000 to be transferred by Seller to Buyer pursuant to
Section 1.1(a)(xiv), then the Purchase Price shall be reduced dollar for dollar for the difference and Seller shall pay to Buyer, in immediately available funds, an amount equal to such difference within fifteen (15) business days after the date on which the Closing Date Net Assets are finally determined.

                  (g) If the Closing Date Net Assets are more than $1,050,000, inclusive of the $50,000 to be transferred by Seller to Buyer pursuant to
Section 1.1(a)(xiv), then the Purchase Price shall be increased dollar for dollar for the difference and Buyer shall pay to Seller, in immediately available funds, an amount equal to the difference within fifteen (15) business days after the date on which the Closing Date Net Assets are finally determined.

                  (h) On the date hereof, Buyer, Seller and an escrow agent selected by Buyer and Seller ("Escrow Agent") will execute and deliver an escrow agreement ("Escrow Agreement"), substantially in the form of Exhibit 1.3 hereto, pursuant to which Buyer will deliver to Escrow Agent at Closing an amount equal to Two Hundred Seventy Five Thousand and No/100 dollars ($275,000) (the "Escrow Fund"), which amount will provide a non-exclusive fund for a period of twenty-four (24) months following the Closing for the payment of Losses for which Buyer is entitled to indemnification by Seller as and to the extent provided in Article VI.

            SECTION 1.4 Allocation of the Purchase Price.

                  The Purchase Price shall be allocated among the Assets in the manner which shall be agreed among the parties within forty-five days after the date hereof for all purposes, and each of the parties shall make all appropriate tax and other filings on a basis consistent with such allocation. Such amounts shall represent the fair market value of such Assets arrived at in arms length negotiations by the parties hereto, and the parties hereto agree that, for financial reporting and tax purposes, they will not take any actions inconsistent therewith. The parties shall exchange drafts of any information returns required by Section 1060 of the Code, and all similar state statutes, ten days prior to filing any such return.

            SECTION 1.5 Closing.

                  Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Assets (the "Closing") shall take place upon the execution hereof.


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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

            In order to induce Buyer and Parent to enter into this Agreement and to consummate the Contemplated Transactions, Seller makes the representations and warranties set forth below to Buyer and Parent:

            SECTION 2.1 Authority Relative to this Agreement.

                  Seller has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions have been duly and validly authorized by Seller, and no other corporate proceedings on the part of Seller (or any other person) are necessary to authorize the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller, and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes the legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as such obligations and enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of any court before which any proceeding therefor may be brought (whether at law or in equity).

            SECTION 2.2 No Conflicts; Consents.

                  The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is a party or the consummation of the Contemplated Transactions does not and will not (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of Seller; (ii) require Seller to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 2.2 (the "Seller Required Consents"); (iii) violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract listed on Schedule 2.10 or, to the Company's knowledge, any other Contract to which Seller is a party or by which its assets may be bound or subject, or result in the creation of any Lien upon the Assets pursuant to the terms of any such Contract; (iv) violate any Law or Order of any Governmental Body against, or binding upon, Seller relating to the Business, or upon the Assets or the Business; (v) give rise to any right of termination or acceleration under any Contract listed on Schedule 2.10 or, to the Company's knowledge, any other Contract to which Seller is


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a party or by which the Assets may be bound or subject; (vi) violate or result in the revocation or suspension of any Permit; or (vii) constitute an event which, after notice or lapse of time or both, could result in default by Seller under any of the foregoing.

            SECTION 2.3 Corporate Existence and Power.

                  Seller is a corporation duly organized, validly existing and subsisting under the laws of the State of Delaware. Seller is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its properties or the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Business. Each jurisdiction in which Seller is so qualified is listed on Schedule 2.3 hereto. Seller has the requisite power and authority and all material Permits and licenses to (a) own or lease and operate the properties relating to the Business and (b) conduct the Business as presently conducted.

            SECTION 2.4 Charter Documents and Corporate Records.

                  (a) Seller has heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation and By-laws of Seller as in effect on the date hereof.

                  (b) Since January 1, 1996, all financial, business and accounting books, ledgers, accounts and official and other records relating to the Business have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

            SECTION 2.5 Financial Information.

                  Seller has previously furnished to Buyer true and complete copies of (i) Seller's unaudited financial statements relating to the Business at and for the years ended December 31, 1997 and 1996 (the "Annual Statements"); and (ii) Seller's unaudited financial statements relating to the Business at and for the six month period ended June 30, 1998 as set forth in Schedule 2.5 hereto (the "Interim Statements"). The Annual Statements and Interim Statements have been prepared in accordance with GAAP consistently applied, except for the notes thereto and normal year-end adjustments not required to be made. The Annual Statements and the Interim Statements present fairly the financial position and results of operations of the Business as of the dates and for the periods indicated therein.

            SECTION 2.6 Liabilities.

                  Except as set forth on Schedule 2.6, the unaudited balance sheet of the Seller relating to the Business (the "Latest Balance Sheet") at June 30, 1998 (the "Latest Balance Sheet Date"), the Business did not have any Liabilities or obligations other than: (i) those reflected or reserved against on such balance sheet; (ii) those obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of business; and (iii) those obligations which do not have a material adverse effect on the Business. Except as described in Schedule 2.6 hereto, the Business has not incurred any Liabilities since the Latest Balance Sheet Date except: (i) Liabilities in the ordinary course of the business and consistent with past practice; (ii) Liabilities reflected on the Latest Balance Sheet relating to the Business delivered to Buyer prior to the date hereof; or
(iii) Liabilities which do not have a material adverse effect on the Business. As of the close of business on August 24, 1998, the Liabilities and obligations of Seller under the Higgins Note totaled $1,003,454.

            SECTION 2.7 Inventory.

                  Except as set forth on Schedule 2.7, the Inventory has been valued at the lower of cost or market and, with respect to clauses (ii) and
(iii) of this Section 2.7, reduced by all appropriate reserves for obsolescence and slow moving items as described in the final sentence of this Section. Such Inventory does not and will not include any damaged or spoiled items or any items not useable or saleable in the ordinary course of business of Seller, consistent with past practices. Except as set forth on Schedule 2.7, Seller has good title to the Inventory. With respect to the calculation of the Closing Date Net Assets, such Inventory has been valued as follows: (i) all Inventory two years old or less has been valued at 100% of its cost; (ii) all Inventory over two years old but under three years old has been valued at 50% of its cost; and
(iii) all Inventory three years old or older has been valued at 0% of its cost.

            SECTION 2.8 Absence of Certain Changes.

                  Since January 1, 1997, except as disclosed in Schedule 2.8, Seller has conducted the Business in the ordinary course consistent with past practices and there has not been:

                  (a) any material adverse change in the Assets or any material adverse change in the condition (financial or otherwise) or results of operations of the Business (the "Condition of the Business") or any event, occurrence or circumstance that could reasonably be expected to cause such a material adverse change;

                  (b) any transaction with respect to the purchase, acquisition, lease, disposition or transfer of any material Assets or any capital expenditure relating to the Business except for transactions in the ordinary course of business consistent with past practices and transactions which do not have a material adverse effect on the Business;

                  (c) any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking which has a material adverse effect on the Condition of the Business;

                  (d) any material change in any method of accounting or accounting practice by Seller related to the Business;

                  (e) any material adverse change in the relationships of Seller with employees of the Business; or

                  (f) any termination or, to the Company's knowledge, threatened termination by customers, suppliers, vendors or brokers accounting for, in each individual case, in excess of $50,000 in sales or purchases who conduct business with the Business.

            SECTION 2.9 The Assets.

                  (a) Schedule 2.9 sets forth a complete list and description of the Leased Real Property. Seller has a valid leasehold interest in and to the Land and the Improvements thereon free and clear of all Liens of any nature whatsoever, other than (i) Liens for current Taxes not yet due and payable; and
(ii) Liens set forth on Schedule 2.9A (collectively, "Permitted Liens").
Schedule 2.9 sets forth with respect to such Leased Real Property a list of all title insurance policies, appraisal reports, surveys and engineering and environmental reports (including, without limitation, seismic and structural reports) in the possession of Seller prepared with regard to the Leased Real Property, copies of which have been provided to Buyer. All Improvements located on the Leased Real Property are in operating condition (subject to normal wear and tear) with no structural or other defects known to Seller that could interfere in any material respect with the operation of the Business. The Business is not in violation of any applicable building, zoning, health, occupational safety or other Law, Order, Permit or non-transferable license in respect of the Leased Real Property. Except as disclosed on Schedule 2.9, no person, other than Seller, has any right to occupy or possess any of the Leased Real Property.

                  (b) Seller has good and marketable title to (or valid leasehold interest in) all Equipment, free and clear of all Liens except Permitted Liens. The Equipment constituting a part of the Assets (whether owned or leased) is in working condition (subject to normal wear and tear) and is, in the aggregate, sufficient for the operation of the Business as presently conducted. Schedule 2.9 contains a list and description of all Equipment with a book value (before depreciation) of $50,000 or more and indicates the Equipment listed thereon that is leased.

                  (c) Seller has good and marketable title to the Assets (other than the Leased Real Property) free and clear of any Liens other than Permitted Liens.

                  (d) All Assets are located at the Leased Real Property.

            SECTION 2.10 Contracts.

                  (a) Schedule 2.10 sets forth an accurate and complete list of all Contracts to which Seller is a party which relate to the Business or by which the Assets are bound or subject, except for those Contracts which (i) require Seller to make or receive payments not in excess of $10,000; or (ii) have a remaining term of less than twelve (12) months and are terminable by Seller without notice and without penalty.

                  (b) All Contracts listed on Schedule 2.10 are valid, subsisting, in full force and effect and binding upon Seller and, to the knowledge of Seller, the other parties thereto in accordance with their terms. Seller is not in default (or alleged default) under any such Contract, nor, to the knowledge of Seller, is any other party thereto in default thereunder in any material respect, and there is no condition that with notice or the lapse of time or both would constitute a material default (or give rise to a termination right) under any such Contract. To the knowledge of Seller, none of the other parties to any Transferred Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions. Except as indicated on Schedule 2.10, each of the Transferred Contracts is assignable to Buyer hereunder without obtaining the consent of any other party.

            SECTION 2.11 Intangible Property.

                  Schedules 1.1(a)(iii) and 1.1(a)(iv) sets forth all intellectual property rights used in the Business. Except as set forth on
Schedule 2.11, (i) Seller has not received any written notice of invalidity, infringement or misappropriation from any third party with respect to any intellectual property rights; (ii) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third parties; (iii) to the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property Rights; and (iv) except as set forth on Schedule 2.11, Seller is not party to any Contract or agreement, whether as licensor, licensee, franchisor, franchisee, dealer, distributor or otherwise with respect to any intellectual property rights used in the Business.

            SECTION 2.12 Claims and Proceedings.

                  Except as set forth on Schedule 2.12(a), there are no outstanding Orders of any Governmental Body against or involving the Business. Except as set forth on Schedule 2.12(b), there are no actions, suits, claims or counterclaims or legal, administrative, governmental, arbitral or other proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or to the knowledge of Seller threatened on the date hereof, which if adversely determined, would adversely affect the Assets or the Condition of the Business, and to the knowledge of the Seller no state of facts or event exists as of the date hereof which could reasonably be expected to form the basis of such Claim which might have a material adverse effect on the Condition of the Business.

            SECTION 2.13 Tax Matters.

                  Except as disclosed on Schedule 2.13, all Tax Returns required to be filed by Seller (or its predecessors) on or before the date hereof relating to the Business have been or shall be timely filed and all Taxes shown thereon as owing have been or shall be paid. There are no Tax Liens upon any of the Assets except for Liens for current Taxes not yet due and payable. All amounts required to be withheld by Seller from employees of the Business for income Taxes, social security and other payroll Taxes have been collected and withheld and either paid to the respective Governmental Bodies, set aside in accounts for such purpose, or have been or will be accrued, reserved against and entered upon the books and records of the Business as of the date hereof. Except for sales Taxes which result from the consummation of the Contemplated Transactions, Seller has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes relating to the Business required to have been collected on or prior to the date hereof and have been furnished properly completed exemption certificates for all exempt transactions relating to the Business. Seller has, with respect to the Business, maintained and has in its possession, for the periods during which it has operated the Business and for which the applicable statute of limitations for assessments has not expired, all records, supporting documents and exemption certificates required by applicable sales Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the date hereof. Seller has not received any notice with respect to any proposed or pending examination, investigation, audit, action or Claim by any Tax Authority relating to Taxes relating to the Business. Schedule 2.13 includes a description of all such past examinations, investigations, audits, actions or Claims within the past three years relating to the Business. Seller is not a "foreign person" within the meaning of section 1445 of the Code. Seller is not and has never been a member of or included in any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes at any time. Seller has no Liability for Taxes of any other person under Treasury Regulation section 1.1502-6 (or any similar provision of state or foreign law), or as a transferee of such person, or under any other provision of Law or Tax sharing, Tax indemnity or similar Contract.

            SECTION 2.14 Employee Benefits Plans.

                  (a) Schedule 2.14 lists all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, and other employee benefit plans, contracts or arrangements including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, sponsored or maintained by Seller which cover any employee of Seller whose responsibilities relate primarily to the Business (an "Employee Benefit Plan" or the "Employee Benefit Plans"). No Employee Benefit Plan is subject to Title IV of ERISA. The Employee Benefit Plans which are described in Section 3(3) of ERISA (an "ERISA Plan" or the "ERISA Plans") are in substantial compliance in all material respects with all applicable provisions of ERISA, and, if intended to be tax qualified, Sections 401(a) and 501(a) of the Code. No Employee Benefit Plan is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA. To the knowledge of Seller, no ERISA Plan has engaged in any prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code, other than a transaction which is exempt and under Section 408 of ERISA or
Section 4975(c)(2) or (d) of the Code.

                  (b) With respect to each written Employee Benefit Plan, Seller has made available to Buyer a current, accurate and complete copy thereof (including any amendments thereto).

                  (c) Except as described in Schedule 2.14, Buyer shall not have any obligation under any Employee Benefit Plan.

                  (d) Seller has timely paid all employee and employer contributions on behalf of Transferred Employees to Seller's 401(k) Plan (as defined in Section 4.6 hereof) covering Transferred Employees.

            SECTION 2.15 Employee-Related Matters.

                  (a) Schedule 2.15 contains a true and correct list of all officers, directors, full-time employees and consultants of Seller whose responsibilities relate primarily to the Business (collectively, the "Business Personnel"), and a description of the rate and nature of all compensation payable by Seller to each such person. Schedule 2.15 also contains a description of all existing severance, accrued vacation policies or retiree benefits of any Business Personnel (to the extent not included on Schedule 2.14).

                  (b) Except as set forth in Schedule 2.15, with respect to the Business and the Business Personnel: (i) Seller is not a party to any collective bargaining agreement; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against Seller; (iii) Seller has not experienced any labor strike, slowdown, work stoppage or similar material labor controversy within the past two years; (iv) to the knowledge of Seller, there are no campaigns being conducted to solicit authorization from Seller's employees to be represented by any labor organization; (v) except with respect to ongoing disputes of a routine nature involving immaterial amounts, Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees; and (vi) the Company has not received in writing, nor to the Company's knowledge do there exist, any grievances or claims by any of the employees, former employees, or beneficiaries of employees pending under any state or federal law governing employment with respect to their employment by the Business, including, but not limited to, sexual harassment, discrimination and workers compensation claims.

            SECTION 2.16 Insurance.

                  Schedule 2.16 sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies of Seller pertaining to the Business other than those relating to Employee Benefit Plans ("the Insurance Policies"). Schedule 2.16 also sets forth a true and complete list of Claims made by Business Personnel in respect of Insurance Policies since December 6, 1995. True and correct copies of all loss runs with respect to such period have been delivered to Buyer. There is no Claim pending under any of such Insurance Policies, as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance

Policies or any requirement by any insurer to perform work which has not been satisfied. All premiums payable on or before the date hereof under all Insurance Policies have been paid and Seller is otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies.

            SECTION 2.17 Compliance with Laws.

                  The Business is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ binding on the Business (collectively, "Orders"), or any applicable law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") applicable to the Business; provided, however, that this Section 2.17 shall not relate to the matters addressed in Sections 2.9, 2.18, 2.19 and 2.20 hereof.

            SECTION 2.18 Permits.

                  Seller has obtained all Permits from, and has made all required registrations and filings with, applicable Governmental Bodies to operate the Business as it is currently conducted. All Permits are listed on
Schedule 2.18 and are in full force and effect; no violations are or have been recorded in respect of any Permit since December 6, 1995; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Permit. Except for the Permits, no other governmental licenses, certificates, permits, approvals or licenses are required to conduct the Business as it is currently conducted.

            SECTION 2.19 Product Liability.

                  Except as set forth on Schedule 2.19, since December 6, 1995, no product liability or other tort claims have been made or, to Seller's knowledge, threatened against Seller relating to products sold or services performed by Seller which relate to the Business or, to Seller's knowledge, Seafla, Inc., the predecessor of the Business. There are no defects in the design or manufacture of products manufactured or sold by Seller which relate to the Business or any failure by Seller to warn, test, inspect or instruct of dangers which could form the basis for a product recall (whether or not at the request of a Governmental Body) or a cause of action for product liability (including, without limitation, failure to warn, test, inspect or instruct) against Seller which relate to the Business. All products sold by Seller prior to the date hereof which relate to the Business have been manufactured, sold and labeled in compliance with all laws, regulations, orders and rules applicable to the Business and in effect at the time.

            SECTION 2.20 Environmental Matters.

                  Except as referenced in Schedule 2.20, since December 6, 1995:

                  (a) There has been no use, manufacture, generation, refining, storage, transport, disposal or treatment of Hazardous Substances by Seller in connection with the Business, or any Release at, on or under any Leased Real Property of Seller by any other person, in violation of any Environmental Law or which would require remedial action under any Environmental Law; and Seller has not contaminated the soil, ground water or surface water, none of the soil, ground water or surface water of such Leased Real Property is or has been contaminated by any Release.

                  (b) No portion of the Leased Real Property has ever been used as a petroleum storage, refining or distribution facility or terminal, or a gasoline station by Seller;

                  (c) As to the ownership or operation of the Assets or the Business, since December 6, 1995, Seller has not created, suffered or permitted, and has not received any written notice of (i) any alleged violation with respect to any Environmental Law; or (ii) any prior, pending or threatened Regulatory Action or other Claim involving any such party or any present or former owner, lessee or operator of the Leased Real Property.

                  (d) (i) There are no incinerators, septic tanks, underground or aboveground tanks or cesspools, pipes or pipelines for the storage or transportation of Hazardous Materials, including without limitation, heating oil, fuel oil, gasoline and/or other petroleum products, whether such tanks, pipelines or pipes are in operation, closed or abandoned (the "Tanks") located, or to the knowledge of Seller, which have been located, on, at or under the Leased Real Property;

                        (ii) All sewage from the Leased Real Property is discharged into a public sanitary sewer system; and

                        (iii) There has been no Release by Seller or by any other party into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property in violation of Environmental Law. Seller has delivered to Buyer complete copies of all environmental reports, studies, analyses, tests, monitoring, auditing easements and all other written materials held or controlled by Seller regarding the environmental matters set forth in this Section 2.20.

                  (e) As to the ownership or operation of the Assets or the Business, Seller is, and at all times Seller has been, in full compliance with, and has not been, and is not, in violation of or liable under any Environmental Law.

            SECTION 2.21 Finders Fees.

                  Except as set forth in Schedule 2.21, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller upon consummation of the Contemplated Transactions. All fees and commissions described in Schedule 2.21 shall be paid by Seller.

            SECTION 2.22 Ability to Conduct Business.

                  The Assets are sufficient and adequate to permit the continued conduct of the Business substantially as it has been conducted since January 1, 1997 and, assuming all Seller Required Consents have been obtained, the consummation of the Contemplated Transactions hereby will enable Buyer to conduct the Business substantially as it has been conducted since that date.

            SECTION 2.23 Accounts Receivable.

                  All Accounts Receivable of Seller are bona fide and valid obligations arising in the ordinary course of the Business consistent with past practices, subject to no valid counterclaims or setoffs, and subject to normal reserves for doubtful accounts, consistent with past practice and normal discounts, consistent with past practice. Seller hereby represents that such Accounts Receivable are collectible within twelve (12) months from the date of invoice. Schedule 2.23 contains a complete and accurate list of all Accounts Receivable as of August 24, 1998, which list sets forth an accurate aging of such Accounts Receivable.

            SECTION 2.24 Disclosure.

                  (a) No representation or warranty of Seller in this Agreement or in the Schedules to this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) There is no fact known to Seller that has specific application to the Business (other than general economic or industry conditions) that materially adversely affects the Business that has not been set forth in this Agreement or in the Schedules thereto.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF BUYER AND PARENT

            Buyer and Parent jointly and severally represent and warrant to Seller as follows:

            SECTION 3.1 Authority Relative to This Agreement.

                  Buyer and Parent have full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which either Buyer or Parent is a party and the consummation of the Contemplated Transactions have been duly and validly authorized and approved by the board of directors thereof and no other corporate proceedings on the part of Buyer or Parent are necessary to authorize the execution and delivery by Buyer or Parent of this Agreement and the other Transaction Documents to which Buyer or Parent is a party or the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which Buyer or Parent is a party have been, duly and validly executed and delivered by Buyer and Parent, and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes the legal, valid and binding agreements of Buyer and Parent, enforceable against Buyer and Parent, as the case may be, in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

            SECTION 3.2 No Conflicts; Consents.

                  The execution, delivery and performance by Buyer and Parent of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which it is a party do not and will not (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of Buyer or Parent, as the case may be; (ii) require Buyer or Parent, as the case may be, to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for as set forth in Schedule 3.2 (the "Buyer Required Consents"); (iii) violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract to which Buyer or Parent, as the case may be, is a party or by which Buyer or Parent, as the case may be, or their assets, may be bound or subject; (iv) violate any Law or Order of any Governmental Body against, or binding upon, Buyer, the Parent or upon their assets or business; or (v) constitute an event which, after notice or lapse of time or both, could result in a default by Buyer or Parent, as the case may be, under any of the foregoing.

            SECTION 3.3 Corporate Existence and Power.

                  Buyer and Parent are each corporations duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as it will be conducted upon consummation of the Contemplated Transactions.

            SECTION 3.4 Finders Fees.

                  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or Parent who might be entitled to any fee or commission from Buyer or Parent upon consummation of the Contemplated Transactions.

            SECTION 3.5 Disclosure.

                  No representation or warranty of Buyer or Parent in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            SECTION 3.6 Availability of Funds; Solvency.

                  (a) Buyer and Parent have available on the date hereof sufficient funds to enable them to consummate the transactions contemplated by this Agreement.

                  (b) Buyer and Parent are and will be able to pay their debts as they mature for a period of one year from the date hereof and the transfer of the Purchase Price by the Buyer to Seller in accordance with the terms of this Agreement shall not constitute a voidable preference or transfer in fraud under applicable federal or state insolvency law.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

            Seller, on the one hand, and Buyer and Parent (jointly and severally), on the other hand, covenant and agree as follows:

            SECTION 4.1 Filings and Authorizations.

                  Seller, Buyer and Parent shall promptly file or supply, or cause to be promptly filed or supplied, all notifications, reports and other information required to be filed by Law in connection with the consummation of the Contemplated Transactions and shall use reasonable efforts to cooperate with one another in connection with such filings and furnish each other with information reasonably necessary therefor and with copies of such filings and any correspondence received from any Governmental Body in connection therewith. All such filings shall comply in form and content in all material respects with applicable Law.

            SECTION 4.2 Notices of Certain Events.

                  After the date hereof, each of Seller, Buyer and Parent shall promptly notify the other parties hereto of:

                  (a) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; or

                  (b) any event, condition or circumstance occurring after the date hereof that would constitute a violation or breach of any representation or warranty or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

            SECTION 4.3 Public Announcements.

                  Seller, Buyer and Parent will consult with one another before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed; provided, however, that if such press release or statement is required to be made by applicable Law, the other parties hereto shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

            SECTION 4.4 Covenant Not-to-Compete.

                  During the period commencing on the date hereof and ending on the earlier of (i) the date Buyer, Parent or any Affiliate, successor, or assign shall cease operation of the Business; or (ii) three (3) years from the date hereof (the "Term"):

                  (a) In order to preserve the value of the Assets being sold to Buyer, Seller agrees that it will not, directly or indirectly, as a partner, officer, employee, director, stockholder, proprietor, consultant, representative, agent or otherwise become engaged in the Business, which includes the manufacture, distribution and/or sale of dry blend seasonings, cheese powders and/or dairy mixes ("a Competitive Business") in the continent of North America (the "Territory"); provided, however, that the foregoing restrictions shall not prevent Seller from developing, manufacturing, distributing or selling savory flavors as concentrated products of reaction and/or compounding that impart a savory flavor when used at low levels in finished food products. In addition, the foregoing provisions shall not prohibit the ownership by Seller or any of its Affiliates, Subsidiaries, directors, officers or stockholders of not more than five percent (5%) of any class of outstanding equity securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market which engages in any business that competes with the Business.

                  (b) Seller will not, directly or indirectly, disclose or make available to anyone (other than Buyer), or permit any current or future Affiliate to disclose or make available to anyone, any confidential information concerning the ownership and/or operation of the Business (the "Confidential Information"), except to the extent: (i) required by law or court order; or (ii) such Confidential Information is or has been made publicly available other than by Seller or its subsidiaries. The Confidential Information includes, without limitation, the business practices, financial information, customer and prospective customers names, formulations, product formulations, suppliers and prospective suppliers names, leads and account information, mailing lists, computer programs, advertising campaigns (including, without limitation, displays, drawings, memoranda, designs, styles or devices), employee names, compensation and benefit information pertaining to the Business. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.4(b).

                  (c) Seller will not, directly or indirectly, and will not permit any Subsidiary to, directly or indirectly, solicit or induce any Transferred Employee to terminate his or her employment with Buyer.

                  (d) Seller will not, directly or indirectly, and will not permit any Subsidiary, to directly or indirectly, request, encourage or cause any person to withdraw, curtail or cancel a business relationship with Buyer with respect to the Business.

                  (e) The parties agree that a violation of the foregoing agreements not to compete or disclose, or any provision thereof, will cause irreparable damage to Buyer, and Buyer shall be entitled, in addition to any other rights and remedies which it may have, at law or in equity, to an injunction enjoining and restraining Seller from doing or continuing to do any such act or any other violations or threatened violations of this Section 4.4.

                  (f) The parties hereto agree that the covenant set forth in this Section 4.4 (the "Covenant") is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            SECTION 4.5 Expenses.

                  Except as otherwise specifically provided in this Agreement (including Section 4.7 hereof), Buyer and Seller shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective representatives.

            SECTION 4.6 Employee Matters.

                  (a) Prior to the date hereof, Buyer shall offer employment to all employees of Seller listed on Schedule 4.6, which offer will include employee benefits that are reasonably comparable to those offered by Buyer or its Affiliates to their comparable employees as of the date hereof. All such employees who accept Buyer's offer of employment will become employees of Buyer ("Transferred Employees") as of the date hereof.

                  (b) Neither Buyer nor Seller intend this Section to create any rights or interests, except as between Buyer and Seller, and no present or future employees of either party (or any dependents of such employees) will be treated or deemed as third party beneficiaries in or under this Agreement.

                  (c) Effective as of the date hereof, Seller shall fully vest each Transferred Employee in his or her benefits under the TFF Employees Investment Plan ("Seller's 401(k) Plan"). As soon as practicable following the Closing, Buyer shall establish and maintain a defined contribution plan and related trust which are qualified within the meaning of Sections 401(a) and 501(a) of the Code and which are maintained in accordance with their terms and all applicable law (such plan hereinafter called "Buyer's 401(k) Plan"). Buyer's 401(k) Plan shall contain terms and provisions similar to Seller's 401(k) Plan such that the requirements of Section 411(d)(6) of the Code will be met in the event of a transfer of assets and liabilities from Seller's 401(k) Plan to Buyer's 401(k) Plan as contemplated hereunder. As soon as practicable following receipt of Seller's written request, Buyer shall provide Seller with such documentation as Seller may reasonably request regarding the qualified status of Buyer's 401(k) Plan. As soon as practicable following Seller's receipt of such requested documentation from Buyer, if any, Seller shall transfer or cause to be transferred to Buyer's 401(k) Plan the account balances under Seller's 401(k) Plan of the Transferred Employees, together with an amount of assets of Seller's 401(k) Plan with a fair market value equal to the aggregate of such account balances as of the date of such transfer. Upon such transfer of account balances and assets, Buyer's 401(k) Plan shall be solely liable for all benefits payable to Transferred Employees under Seller's 401(k) Plan.

                  (d) With respect to each of the Business Personnel who is a Transferred Employee, Buyer shall (i) credit such Transferred Employee upon the Closing with an amount of paid vacation time under Buyer's vacation policy equal to the amount of paid vacation accrued by such Transferred Employee under Seller's policy as of the date of the Closing (to the extent such amounts are accrued and included in the calculation of Closing Date Net Assets), and (ii) pay such Transferred Employee, in accordance with Buyer's normal payroll practices, the amount of any wages, salary or commissions which was accrued by such Transferred Employee as of the date of the Closing with respect to services rendered by such Transferred Employee to Seller prior to the Closing and which amount was unpaid as of the date of the Closing (to the extent such amounts are accrued and included in the calculation of Closing Date Net Assets). With respect to each of the Business Personnel who is not a Transferred Employee, as soon as practicable following the Closing, Buyer shall pay such person a lump sum equal to (1) the amount of paid vacation accrued by such person under Seller's policy as of the date of the Closing, determined based on the rate of such person's base compensation from Seller immediately prior to the Closing (to the extent such amounts are accrued and included in the calculation of Closing Date Net Assets), plus (2) the amount of any wages, salary or other compensation which was accrued by such person as of the date of the Closing with respect to services rendered by such person to Seller prior to the Closing and which amount was unpaid as of the date of the Closing (to the extent such amounts are accrued and included in the calculation of Closing Date Net Assets).

                  (e) Except as otherwise set forth herein or in Schedule 2.14, Buyer shall have no obligation with respect to (i) Employee Benefit Plans or other compensation or benefit arrangements maintained by Seller (including, without limitation, any continuation of health care coverage required under
Section 4980B of the Code); (ii) wages, salaries and other compensation and benefits payable to the employees of the Business who do not become Transferred Employees; and (iii) wages, salaries and other compensation and benefits accrued by Transferred Employees prior to the Closing. Notwithstanding the foregoing, Buyer shall be solely responsible and shall indemnify Seller for any liability under the Worker Adjustment and Retraining Notification Act, or any similar law of any state, which arises, directly or indirectly, out of any breach of Buyer's obligation to offer employment to employees of Seller as required under Section 4.6(a) above.

            SECTION 4.7 Transfer Taxes; Allocations.

                  (a) All excise, sales, value added, use, registration, stamp, transfer and similar Taxes, including, without limitation, any personal property transfer Taxes relating to the Assets incurred in connection with this Agreement and the Contemplated Transactions shall be borne by Buyer.

                  (b) Real estate taxes, personal property taxes, water and sewer charges, general and special assessments and general and special utility charges and other similar operating expenses relating to the Business shall be apportioned at the Closing as of the date hereof between Buyer and Seller.

            SECTION 4.8 Access.

                  After the Closing and from time to time, each party hereto shall permit the other parties and their representatives to have access during regular business hours and upon reasonable notice to inspect and copy agreements, records, books and other documents that are included in or relate to the Assets, the Assumed Liabilities or the Business and identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax Returns and financial statements and responding to Tax audits or investigations; and (ii) prosecuting or defending any Claim, which arises out of or relates to the Business, the Assets or the Assumed Liabilities. Each party shall cooperate fully with the other party in connection with the foregoing.

            SECTION 4.9 Bulk Transfer Laws.

                  Buyer hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets to Buyer in consideration for Sellers indemnification of Buyer in accordance with Section 6.2 hereof.

            SECTION 4.10 Names.

                  Buyer and Parent acknowledge that, as between Seller and its affiliates, on the one hand, and Buyer, and their affiliates, on the other hand, Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively "Names") incorporating "Technology Flavors & Fragrances," "TFF" or any derivation thereof and to all corporate symbols or logos (collectively, "Logos") incorporating "Technology Flavors & Fragrances," "TFF" or any derivation thereof. Buyer and Parent agree that they will not and will cause the Business not to use the Names or any Logos incorporating the Names in connection with the sale of any products or services, and if any of the Assets of the Business bears either such Names or Logos, Buyer and Parent shall cause the Business, prior to the use or sale of such Assets, to delete such Names or Logos or clearly and prominently indicate that it is no longer affiliated with Seller or any affiliate thereof.

            SECTION 4.11 Accounts Receivable.

                  Buyer shall use reasonable commercial efforts, commensurate with the efforts used in the existing business of Parent, to collect the Accounts Receivable being transferred to Buyer hereunder. In the event that any such Accounts Receivable remain uncollected by Buyer on the date which is one year from the invoice date of any such Accounts Receivable, Buyer may, at its option, (i) reassign such Accounts Receivable to Seller and remain entitled to seek indemnification hereunder with respect thereto, or (ii) retain such Accounts Receivable.

                                    ARTICLE V

                                     CLOSING

            SECTION 5.1 Deliveries to Seller. On the date hereof, Seller has received the following:

                  (a) Purchase Price. The Purchase Price, in immediately available funds, less the sum of the Escrow Fund. Buyer shall have delivered to the Escrow Agent, in accordance with the terms of the Escrow Agreement, the Escrow Fund.

                  (b) Buyer Required Consents. All Buyer Required Consents have been obtained and delivered to Seller.

                  (c) Documentation. The Seller has received the following:

                        (i) a certificate, dated the date hereof, of the Secretary or Assistant Secretary of each of Buyer and Parent certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of the Certificate of Incorporation and all amendments if any thereto as of the date hereof; (B) is a true and correct copy of the By-laws as of the date hereof of Buyer and Parent; (C) is a true copy of all corporate actions taken by Buyer and Parent, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered hereby; and (D) are the names and signatures of Buyer's and Parent's duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith;

                        (ii) evidence of the good standing and corporate existence of Buyer and Parent;

                        (iii) a signed opinion of counsel to Buyer, dated the date hereof and addressed to Seller, in the form of opinion annexed as Exhibit 5.1A hereto;

                        (iv) an executed copy of the Escrow Agreement;

                        (v) an executed copy of an assignment and assumption agreement of Parent and Buyer in the form annexed as Exhibit 5.1B (the "Assignment and Assumption Agreement");

                        (vi) an executed and unconditional general release of Mr. Richard Higgins in favor of Seller, in the form annexed as Exhibit 5.1C;

                        (vii) an executed and unconditional general release of Mr. Jeffrey Higgins in favor of Seller, in the form annexed as Exhibit 5.1D;

                        (viii) executed UCC-3 termination statements from each of Richard R. Higgins, North Fork Bank and Chase Manhattan Bank to be filed in every jurisdiction and filing office in which UCC-1 financing statements have been filed with respect to the Assets;

                        (ix) an executed consent and an executed Release from Chase Manhattan Bank with respect to this Agreement and the Contemplated Transactions;

                        (x) an executed termination of the Lease between Seller and Higgins Associates releasing Seller from any liability whatsoever thereunder, in the form annexed as Exhibit 5.1E;

                        (xi) a copy of the Phase I Environmental Assessment performed by ATC Associates, Inc. on behalf of Buyer and Parent; and

                        (xii) a supply agreement between Buyer and Seller in the form annexed hereto as Exhibit 5.1F (the "Supply Agreement");

            SECTION 5.2 Deliveries to Buyer and Parent. On the date hereof, Buyer and Parent have received the following:

                  (a) Seller Required Consents. All Seller Required Consents have been obtained and delivered to Buyer and Parent.

                  (b) Documentation. Buyer and Parent have received the following:

                        (i) a certificate, dated the date hereof, of the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto of the Seller as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof; (C) is a true copy of all corporate actions of the Seller taken by it, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by such party pursuant hereto; and (D) are the names and signatures of the Seller's duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith;

                        (ii) evidence of the good standing and corporate existence of Seller;

                        (iii) a signed opinion of Seller's counsel, dated the date hereof, addressed to Buyer, in the form of the opinion annexed as Exhibit 5.2A hereto;

                        (iv) a copy of all Permits;

                        (v) (A) a copy of the Lease and all amendments and modifications thereof, and (B) an executed consent to the assignment and amendment to Lease in respect of the Leased Real Property, from the lessor under the Lease, in the form of Exhibit 5.2B hereto (the "Lease Documents");

                        (vi) an executed copy of the Escrow Agreement;

                        (vii) possession and control of the Assets (including, but not limited to, titles to all owned vehicles and all documents relating to all leased vehicles);

                        (viii) an executed copy of a Bill of Sale and Assignment in a form annexed hereto as Exhibit 5.2C ("the Bill of Sale");

                        (ix) an executed copy of the Assignment and Assumption Agreement;

                        (x) an executed copy of an employment agreement between each of Mr. Richard Higgins and Mr. Jeffrey Higgins and Buyer in the forms annexed hereto as Exhibits 5.2D and 5.2E, respectively;

                        (xi) assignment of Tax Exemption Benefits, in the form annexed hereto as Exhibit 5.2F;

                        (xii) an option agreement granting Buyer an option to purchase the Leased Real Property in the form of Exhibit 5.2G;

                        (xiii) termination of that certain option agreement between Seller and Higgins Associates, an Ohio general partnership, to purchase the Leased Real Property located at 999 Tech Drive, Milford Ohio, in the form annexed hereto as Exhibit 5.2H;

                        (xiv) a transition agreement providing for Seller to provide Buyer administrative, computer, accounting, record keeping, supply and any other transition services reasonably required by Buyer at no charge for a period not to exceed six (6) months in the form annexed hereto as Exhibit 5.2I; provided, however, that such agreement shall provide that Buyer and Parent shall reimburse Seller for its reasonable out-of-pocket expenses incurred in connection with the performance of its duties thereunder; and

                        (xv) an executed copy of the Supply Agreement.

                                   ARTICLE VI

                                 INDEMNIFICATION

            SECTION 6.1 Survival of Representations and Warranties.

                  (a) All representations and warranties of Seller contained in this Agreement or on any Schedule hereto (other than the representations and warranties as to title in Section 2.9 and the representations and warranties in Sections 2.13, 2.14, 2.20 and 2.21 hereof, which shall terminate and expire upon the expiration of the applicable statute of limitations therefor) shall terminate and expire two (2) years after the date hereof; provided, however, that the liability of Seller shall not terminate as to any specific claim or claims of the type referred to in Section 6.2 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which Seller has been given specific notice on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(a).

                  (b) All representations and warranties of Buyer and Parent shall terminate and expire two (2) years after the date hereof; provided, however, that the liability of Buyer and Parent shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to liability or liquidated as to amount, with respect to which Buyer and/or Parent have been given specific notice on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this
Section 6.1(b).

            SECTION 6.2 Obligation of Seller to Indemnify.

                  Subject to the other provisions of Article VI hereof, Seller agrees to indemnify, defend and hold harmless Buyer and Parent (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, damages, judgments or settlements, costs of investigation or other related expenses (including interest, penalties and reasonable attorneys' fees and disbursements (collectively, the "Losses"), suffered or incurred by Buyer and Parent or any of the foregoing persons arising out of (i) any breach of the representations and warranties of Seller contained in this Agreement or in the Schedules hereto;
(ii) any breach of the covenants and agreements of Seller contained in this Agreement or in the Schedules hereto; (iii) any Excluded Assets or Retained Liabilities; or (iv) non-compliance with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets to Buyer.

            SECTION 6.3 Obligation of Buyer and Parent to Indemnify.

                  Each of Buyer and Parent, jointly and severally, agree to indemnify, defend and hold harmless Seller (and any director, officer, employee, Affiliate or successors and assigns of Seller) from and against any Losses suffered or incurred by Seller or any of the foregoing persons arising out of
(i) any breach of the representations and warranties of Buyer or Parent contained in this Agreement or in the Schedules hereto; (ii) any breach of the covenants and agreements of Buyer or Parent contained in this Agreement or in the Schedules hereto; or (iii) any Assumed Liabilities.

            SECTION 6.4 Indemnification Procedures.

                  (a) Promptly after receipt by any party hereto of notice of any demand, claim or circumstance which would or might give rise to a claim for indemnity or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, or promptly after the discovery by any party hereof of a circumstance which might give rise to an Asserted Liability, that party (the "Indemnitee") shall give prompt notice thereof (the "Claim Notice") to the party or parties obligated to provide indemnification pursuant to Section 6.2 or 6.3 (collectively, the "Indemnifying Party"). The Claim Notice shall describe the claim for indemnity or Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee; or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within
(30) thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability in a reasonably diligent and responsible manner, at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim without the prior written consent of the other which may not be unreasonably withheld, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 6.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

            SECTION 6.5 Limits on Indemnification.

                  (a) Buyer's and Parent's remedies with respect to Losses specified in Section 6.2 shall be satisfied first by the assertion of their respective rights under the Escrow Agreement in respect of the Escrow Fund.

                  (b) Seller shall not be liable to Buyer or Parent for any Loss arising hereunder until the aggregate amount of all such Losses exceeds $100,000 in the aggregate (the "Threshold Amount"), at which time only those Losses in excess of the Threshold Amount shall be subject to Seller's indemnification obligations. Neither Buyer nor Parent shall be liable to Seller for any Loss arising hereunder until the aggregate amount of all such Losses exceeds the Threshold Amount at which time only those Losses in excess of the Threshold Amount shall be subject to Buyer's and Parent's indemnification obligations. Notwithstanding the foregoing, the Threshold Amount shall not apply to Liabilities or obligations of (i) Seller to Buyer and Parent for a reduction in the Purchase Price based on the calculation of Closing Date Net Assets pursuant to Section 1.3, or (ii) Buyer and Parent to Seller for an increase in the Purchase Price based on the calculation of Closing Date Net Assets pursuant to
Section 1.3.

                  (c) Notwithstanding any provision of the Agreement to the contrary, the Seller's maximum liability to Parent or Buyer in connection with this Agreement shall not exceed $4,500,000. Notwithstanding any provision of the Agreement to the contrary, Buyer's and Parent's aggregate liability to Seller in connection with this Agreement shall not exceed $4,500,000.

            SECTION 6.6 Exclusive Remedy.

                  The parties agree that the indemnification provisions of this
Article VI shall constitute the parties' sole and exclusive remedies in respect of this Agreement and the Contemplated Transactions (other than Claims for fraud and provided that the remedies under the Supply Agreement and the Transition Agreement shall be as provided therein).

            SECTION 6.7 Special Provisions Regarding Tax Exemption Benefits.

            Seller has disclosed in Schedules 12(a) and (b) that Seller is not in compliance with the requirements of the Tax Exemption Benefits, because Seller has not hired or maintained employment at the levels required under the terms of the Tax Exemption Benefits. Seller hereby agrees to indemnify Buyer if
(i) the Seller is unable to obtain an assignment of the Tax Exemption Benefits, despite reasonable efforts on the part of Buyer, or (ii) if the Tax Exemption Benefits are terminated at any time during the next six months. The indemnification obligation of Seller shall cover all Losses incurred by Buyer, including (y) the value of the Tax Exemption Benefits which are not realized by Buyer during the calendar years 1999 and 2000 as compared to the amount of tax benefit which Buyer would have realized if the Tax Exemption Benefit were of full force and effect and (z) all amounts which Buyer is required to repay to applicable authorities in respect of the value of the Tax Exemption Benefit which Seller or its predecessors received. The obligations of Seller under this Section 6.7 shall not be subject to the requirement of Section 6.5(b) that the aggregate amount of Seller's indemnification obligations exceed $100,000 before Buyer may seek indemnification from Seller. Buyer agrees to maintain the average employment of the Business in Clermont County, Ohio at 23 employees and to otherwise comply with the other provisions of the agreement providing the Tax Exemption Benefits. Notwithstanding the foregoing provisions, Seller shall have no obligation to indemnify Buyer in respect of a termination of the Tax Exemption Benefits to the extent that the termination thereof is proximately caused by Buyer's failure to maintain employment at an average rate of at least 23 employees or if the termination was proximately caused by Buyer's failure to abide by any other terms of the agreement providing the Tax Exemption Benefits.

                                   ARTICLE VII

                                  MISCELLANEOUS

            SECTION 7.1 Notices.

                  (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, or mailed (by registered or certified mail, postage prepaid) as follows:

                        (i) If to Buyer or Parent, one copy to:

                            Mane-Seafla, Inc.
                            c/o MANE USA, Inc.
                            60 Demarest Drive
                            Wayne, New Jersey  07470
                            Attn: Mr. Peter Gould

                            with a copy to:

                            Barnes & Thornburg
                            1313 Merchants Bank Building
                            11 South Meridian Street
                            Indianapolis, Indiana 46204
                            Attn: Nicholas E. Mathioudakis, Esq.

                        (ii) If to Seller, one copy to:

                             Technology Flavors & Fragrances, Inc.
                             10 Edison Street East
                             Amityville, New York  11701
                             Attn: Philip Rosner, Chairman and President

                             with a copy to:

                             Baer Marks & Upham LLP
                             805 Third Avenue
                             New York, New York  10022
                             Attn: Joel M. Handel, Esq.

                  (b) Each such notice or other communication shall be effective when delivered at the address specified in Section 7.1(a). Any party by notice given in accordance with this Section 7.1 to the other party may designate another address or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

            SECTION 7.2 Entire Agreement.

                  This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

            SECTION 7.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.

                  This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by Parent, Seller and Buyer. The provisions hereof may be waived in writing by the party to be charged therewith. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

            SECTION 7.4 Governing Law.

                  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

            SECTION 7.5 Binding Effect; No Assignment.

                  This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of Parent and Buyer (in the case of assignment by Seller) or Seller (in the case of assignment by Buyer) and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

            SECTION 7.6 Exhibits.

                  All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

            SECTION 7.7 Severability.

                  If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

            SECTION 7.8 Counterparts.

                  The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

            SECTION 7.9 Third Parties.

                  Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the


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

parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

            SECTION 7.10 Further Assurances.

                  Each of Buyer, Parent and Seller shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required in order to evidence the consummation of the Contemplated Transactions. Each of Seller, Buyer and Parent will each, respectively, bear their own costs and expenses incurred in compliance with its obligations under this Section 7.10.

            SECTION 7.11 Title and Risk of Loss.

                  Legal title, equitable title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to Buyer until the Assets or right is transferred at the Closing hereunder.

                                  ARTICLE VIII

                                   DEFINITIONS

            SECTION 8.1 Definitions.

                  (a) The following terms, as used herein, have the following meanings:

            "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

            "Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

            The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

            "Certificate of Incorporation" shall mean, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.


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

            "Closing Date Net Assets" shall mean, with respect to the Business, the sum of (a) the total current assets, net fixed assets and other assets on the Closing Date and included in the Assets, minus (b) the dollar amount of Assumed Liabilities on the Closing Date, all as determined in accordance with GAAP consistently applied. Notwithstanding the foregoing, Inventory shall be calculated as of the Closing Date in accordance with GAAP and Section 2.7.

            "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement of Seller relating to the Business, whether written or oral, and all modifications and amendments thereto and substitutions thereof.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            The term "control", with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

            "Environmental Laws" shall mean any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and foreign Governmental Bodies relating to the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

            "Environmental Liabilities" shall mean any Liabilities, obligations, responsibilities, obligations to conduct remedial actions, losses, damages, punitive damages, consequential damages, costs and other expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies), fines, penalties, and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present, or future, resulting from any claim or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, common law, criminal or civil statute, including any Environmental Law, arising out of the ownership or the operation by the Seller of the Assets or the Business, in connection with environmental conditions on the Leased Real Property or the manufacture, generation, refining, storage, disposal, handling, transporting or treatment of Hazardous Substances by Seller.


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

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

            "Hazardous Substances" shall mean any dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, flammable materials, radioactive materials, controlled or toxic substances, any pollutant or contaminant, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Leased Real Property to any regulatory actions by any Governmental Body or Claims.

            "Inventory" shall mean, as of any date, collectively, all inventories of Seller relating to the Business, including, but not limited to, seasonings, parts, raw materials, supplies, work-in-process and finished goods, including, without limitation, all products owned by Seller relating to the Business and held for resale or for distribution or in transit, together with all packaging and samples thereof, as of such date.

            "IRS" shall mean the Internal Revenue Service.

            The phrases "to the Company's knowledge," "to the best of the Company's knowledge" or similar words or phrases shall mean the actual knowledge, without independent verification, of Philip Rosner, Chairman of the Board of Seller, Joseph A. Gemmo, Vice President and Chief Financial Officer of Seller, Richard R. Higgins, Executive Vice President of Seller and President of the Business, Jeffrey Higgins, Paul Hoffman, Frank G. Beiderbeck, Jim Heider or any officer or director of Seller.

            "Lease" shall mean, collectively, that certain Memorandum of Lease between Higgins Associates, an Ohio general partnership, and Seller, dated December 6, 1995, as amended, and that certain Assignment and Assumption of Lease between Seafla, Inc., an Ohio corporation, and Seller, dated December 6, 1995.

            "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).


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

            "Lien" shall mean, with respect to any Asset, any mortgage, lien, claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, or encumbrance of any kind in respect of or affecting such Asset.

            The term "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

            "Release" shall mean the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping, dumping or any other release or threatened release to or from, however defined, any Hazardous Substance in violation of any Environmental Law.

            "Subsidiary" of any person shall mean any person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by Seller or Buyer.

            "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, with respect to Seller relating to the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of Seller being a member of an affiliated or combined group with any other corporation at any time on or prior to the date hereof; and (iii) any liability of Seller for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

            "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

            "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.


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

                  (b) The following terms are defined in the following sections of this Agreement:

            Term                                      Section
            ----                                      -------

            Accounts Receivable                       1.1(a)(xii)
            Annual Statements                         2.5
            Asserted Liability                        6.4(a)
            Assets                                    1.1(a)
            Assumed Liabilities                       1.2(a)
            Bill of Sale                              5.2(b)(viii)
            Business Personnel                        2.15(a)
            Buyer                                     Recital
            Buyer Required Consents                   3.2
            Claims                                    2.12
            Claim Notice                              6.4(a)
            Closing                                   1.5
            Closing Date                              1.5
            Competitive Business                      4.4(a)
            Condition of the Business                 2.8(a)
            Confidential Information                  4.4(b)
            Contemplated Transactions                 2.1
            Covenant                                  4.4(f)
            Effective Time                            1.3(c)
            Employee Benefit Plan                     2.14(a)
            Equipment                                 1.1(a)(ii)
            ERISA Plan                                2.14(a)
            Escrow Agent                              1.3(i)
            Escrow Agreement                          1.3(i)
            Escrow Fund                               1.3(i)
            Excluded Assets                           1.1(b)
            Governmental Bodies                       2.17
            Higgins Note                              1.2(a)
            Improvements                              1.1(a)(i)
            Indemnifying Party                        6.4(a)
            Indemnitee                                6.4(a)
            Independent Accountants                   1.3(b)
            Insurance Policies                        2.16
            Intellectual Property Rights              1.1(a)(iv)
            Interim Statements                        2.5
            Land                                      1.1(a)(i)
            Latest Balance Sheet                      2.6
            Latest Balance Sheet Date                 2.6
            Laws                                      2.17


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

            Lease Documents                           5.2(b)(v)
            Leased Real Property                      1.1(a)(i)
            Logos                                     4.10
            Losses                                    6.2
            Names                                     4.10
            Orders                                    2.17
            Permits                                   1.1(a)(viii)
            Permitted Liens                           2.9(a)
            Purchase Price                            1.3(a)
            Prepaid Expenses                          1.3(d)
            Retained Liabilities                      1.2(b)
            Seller                                    Recital
            Seller Required Consents                  2.2
            Tanks                                     2.20(d)
            Tax Exemption Benefits                    1.1(a)(xiii)
            Term                                      4.4
            Territory                                 4.4(a)
            Threshold Amount                          6.5(b)
            Transferred Contracts                     1.1(a)(vi)
            Transferred Employees                     4.6(a)

            SECTION 8.2 Interpretation.

                  Unless the context otherwise requires, the terms defined in
Section 8.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 8.1, and those accounting terms used in this Agreement not defined in Section 8.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".


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

            IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date set forth above.


                                        MANE-SEAFLA, INC.


                                        By: /s/ Peter Gould
                                           -------------------------------------
                                           Peter Gould
                                           Executive Vice President


                                        MANE USA, INC.


                                        By: /s/ Peter Gould
                                           -------------------------------------
                                           Peter Gould
                                           Vice President-Corporate Development


                                        TECHNOLOGY FLAVORS &
                                          FRAGRANCES, INC.


                                        By: /s/ Philip Rosner
                                           -------------------------------------
                                           Philip Rosner
                                           Chairman of the Board and President


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